Exhibit 99(a)

MCI QUARTERLY REVENUE TOPS  $5 BILLION FOR FIRST TIME

1997 Results Reflect Strong Growth in Data, Internet and IT services


Washington, D.C.-January 29, 1998-MCI (NASDAQ: MCIC) today reported fourth quarter results with revenue up 7.5 percent to $5.1 billion and traffic growing
9.7 percent from the prior year. For the year, MCI's revenue reached $19.7 billion, a 6.3 percent increase. MCI's growth was led by strong gains in data and Internet sales, which accounted for more than 50 percent of the company's annual revenue growth.

During the fourth quarter, MCI took additional steps to improve returns in its business and enhance customer and employee retention resulting in a reduction to pre-tax earnings of $752 million or $0.66 per share after-tax for the quarter. The actions consist of $235 million for employee and customer retention programs, $252 million for restructuring initiatives in parts of its long distance, local and IT businesses, and $265 million for technology upgrades primarily to improve the performance of its data centers. As a result of the actions taken this quarter, MCI reported a net loss of $391 million or $0.56 per share for the quarter. For the year, MCI reported net income of $2 million, reflecting the impact of $1.3 billion in pre-tax actions and increased operating expenses and provisions taken during the second half of 1997.

"MCI showed solid improvement in the fourth quarter with revenue and traffic gains that position the company well going into 1998," said Gerald H. Taylor, MCI CEO. "With data, Internet and IT services now accounting for a quarter of the company's revenue and growing more than 20 percent a year, MCI has effectively transformed itself into a new-era communications company."

"When the MCI WorldCom merger is complete, the new company will be ideally positioned to offer its customers an expanded array of end-to-end communication services through its own network reaching more than 100 local markets and all key international locations."


Long Distance/Data Business

In long distance, MCI had record revenue for the quarter of $4.5 billion, up 5.5 percent from the prior year. Fourth quarter results reflect continued strength in MCI's Business Markets unit, the company's largest unit, and improvements in Mass Markets. For the year, long distance revenue was $17.6 billion, an increase of five percent versus 1996.



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MCI continues to produce very strong  results in the data and Internet  services market. For the quarter, MCI's data and Internet revenue grew 30 percent. The company's virtual data services revenue, led by sales of MCI's HyperStream Frame Relay Service, jumped more than 100 percent and Internet services revenue grew 65 percent. MCI's data and Internet revenues now exceed $3 billion and grew more than 25 percent annually. In the Internet area, MCI added more than 4,000 access ports to accommodate future growth and rolled-out 56 kilobit service, a higher-speed dial-up service, in 300 U.S. markets. In 1998, MCI has allocated approximately 50 percent of its capital expenditures to expand the data/Internet solutions it provides customers through additional investment in network software, hardware and integration capabilities. Traditional voice capacity will account for less than 20 percent of the company's capital expenditures this year.

In addition, MCI continues to see strong growth in its managed services business and in conferencing services. This year, MCI won its largest contract ever, a $3 billion contract to manage a U.S. Postal Service network linking 34,000 locations; and a $600 million NASDAQ contract to expand and operate its global trading network, the world's largest intranet. MCI operates state-of- the-art network management centers, staffed with highly trained IT managers, to provide many of its largest customers around-the- clock local and global network management services. In conferencing services, networkMCI conferencing grew revenue by approximately 30 percent for the quarter and 50 percent for the year. MCI offers business customers a full range of audio, video and data conferencing services, many of which are integrated with Internet capabilities.

In Mass Markets, MCI's focus on attracting and retaining higher-spending customers helped drive improvements in revenue and profit. The company continues to have significant success with its marketing and service integration programs aimed at building customer loyalty. Today, MCI has more than 20 joint partner marketing agreements, including agreements with the largest U.S. airlines such as Delta, United, US Airways and American Airlines as well as with Blockbuster, Microsoft's MSN, Yahoo and WebTV. In addition, the September launch of MCI Five Cent Sundays has increased call volume, sales productivity and customer retention levels in MCI's customer base. MCI One, the company's flagship consumer brand for integrated long distance, personal 800, Internet and other services, added one million customers during the quarter and now has more than five million customers.

In  addition,  for the  quarter  MCI  demonstrated  continued  success  with its transactional branded services, 1-800-COLLECT and 10-321. Both services experienced double-digit revenue growth during the quarter and have become well-known brands among consumers nationwide.



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Ventures and Developing Markets

Fourth quarter revenue for ventures and developing markets grew nearly 35 percent to $708 million year-to-year. For the year, revenue increased over 28 percent to $2.5 billion, led by gains in local and IT services.

LOCAL-MCI local services revenue increased to $106 million, up 116 percent from fourth quarter 1996 and 15 percent from third quarter 1997. MCI completed construction of local networks in six new markets-Washington, D.C., Dallas, Houston, San Antonio, Cincinnati and Fort Lauderdale-during the quarter and now markets facility-based services in 31 major U.S. business markets. For the year, MCI signed up a number of key local accounts including: PeopleSoft, Chrysler, Multiple Zone and Future Electronics, among others. MCI is one of the few communication companies that can offer business customers in major cities throughout the U.S. a complete integrated set of local-to-global services, including high-speed data services offered on its own global network.

"MCI's integrated service portfolio is making it easier and more affordable for many mid size and large businesses to purchase local-to-global communication services for their intranet and data processing applications," said Taylor. "We are bringing facilities-based competition to customers throughout the U.S. despite the obstructionist tactics of the incumbent monopolies."

In the public policy arena, there were a number of key developments connected to the Telecommunications Act of 1996. The FCC rejected Bell South's application to offer in-region long distance in South Carolina on the grounds that the local market was not sufficiently open for competition. A federal district court judge in Texas ruled parts of the Telecommunications Act of 1996 unconstitutional. The FCC, MCI and other companies have filed suit to overturn this ruling. On Monday, the Supreme Court agreed to review last summer's decision by the 8th Circuit Appeals Court overturning key elements of the FCC's interconnection order.

INFORMATION TECHNOLOGY-MCI's IT business, which consists primarily of MCI Systemhouse, reported fourth quarter revenue of $520 million, a year-to-year gain of 33 percent. For the year, revenue reached $1.8 billion, an increase of 30 percent. In the last 100 days of 1997, MCI Systemhouse signed new corporate contracts worth more than $1 billion in revenue, including agreements with Moore USA, American Heart Association and the California State Automobile Association.


GLOBAL SERVICES-MCI investments in Concert Communications Services, its global services joint venture with BT, and Avantel, the joint venture it operates with Grupo Financiero Banamex-Accival in Mexico, continue to augment the company's existing global service portfolio and network presence. For the


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quarter,  Concert  distributor revenue grew to over $200 million, an increase of
24 percent. The Concert joint venture is on-target to reach profitability in 1998. In Mexico, MCI's Avantel joint venture finished its first full year in business and made significant gains in the addressable Mexican long distance market. Avantel's high-quality data, Internet and corporate voice services have helped the company win many large corporate and federal government accounts.

WIRELESS-Total quarterly wireless revenue was $76 million versus $80 million a year ago. MCI's wireless strategy is to resell existing wireless services under its MCI One and networkMCI One brands in the consumer and business markets. The company now has 441,000 customers, up 2.7 percent from a year ago. In the paging market, MCI has 176,000 customers. MCI continues to have success offering wireless services as a value-added component of an integrated communications package. Wireless results reflect the company's decision to reduce efforts to market wireless as a stand-alone service.

MCI, headquartered in Washington, D.C., is a leading provider of local-to-global communication services to business, government and residential users. The company's fast-growing portfolio of advanced data, Internet and IT services now accounts for nearly a quarter of MCI's $19.7 billion in annual revenue. MCI operates one of the world's largest and most advanced digital networks, connecting local markets in the U.S. to more than 280 countries and locations worldwide. MCI has agreed to merge with WorldCom, one of the world's fastest-growing communications companies. The merger, which is expected to be completed by mid-1998, will create MCI WorldCom, a company uniquely positioned in the U.S. local and long distance markets as well as the global data and Internet markets.